Exhibit 99

P. O. BOX 10 — MARTINS FERRY, OHIO 43935 — Phone: 740/633-BANK         Fax: 740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc. 201 South Fourth Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:         3:00 PM July 23, 2014

Subject:	United Bancorp, Inc. Reports Quarterly Earnings up 40% and Diluted Earnings per Share of $0.24 for the Six Months Ended June 30, 2014, up 26.32%, as compared to $0.19 for the Six Months Ended June 30, 2013

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share for the three months ended June 30, 2014 of $0.14 compared to $0.10 for the same period in 2013, an increase of 40.00%. On a year-to-date basis, the Company’s reported diluted earnings per share was $0.24 for the six months ended June 30, 2014 compared to $0.19 for the six months ended June, 30, 2013, an increase of 26.32%. The earnings level for the six months ended June 30, 2014 can be attributed to several factors which are explained in detail below. The most notable factors are an increase in net interest income, a reduction in the provision for loan losses and an increase in service charge income.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the earnings improvement of our Company, both quarterly and semi-annual, as of June 30, 2014. From a core operating perspective, the Company’s net interest margin improved to 3.85% as of June 30, 2014, compared to 3.59% the prior year. This occurred even though the Company continued with its conservative posturing relating to the management of its investment portfolio due to the Government’s ongoing zero interest rate policy (ZIRP), now in its sixth year, and the continuing of its quantitative easing policy (QE). The Company was able to maintain its margin by originating quality loans and decreasing its levels of higher costing deposits and lower-yielding investment alternatives at the Federal Reserve. On a year-over-year basis, Gross loans were up by $19.3 million, or 6.53%, while higher costing time deposits and short term, lower-yielding investment alternatives, listed as Average cash and due from Federal Reserve Bank, were down by $16.0 million, or 18.05%, and $33.0 million, or 47.70%, respectively. The Company continued to keep its excess funds in lower-yielding investment alternatives, which totaled $36.2 million on an average basis as of June 30, 2014, and resist the temptation of extending the duration of its investment portfolio to achieve higher yields. This conservative philosophy continued to be maintained to protect the Company’s capital and earnings in future periods as interest rates increase, once again, to more normalized levels. The Company’s investment in marketable securities declined on an average basis by $7.7 million, or 20.20%, from June 30, 2013 to June 30, 2014 to a level of $30.3 million. The Company’s credit quality improved as non-accrual loans were down $1.3 million, or 37.43%, to a level of $2.2 million and net loans charged off were $194,000 or 0.12% of average loans. With the improvement in credit quality, the Company decreased the provision for loan losses which was $432,000 for the six months ended June 30, 2014 compared to $659,000 for the six months ended June 30, 2013, a decrease of $227,000. Even with this reduction in the provision for loan losses, the overall total allowance for loan losses to total loans was 0.99% resulting in a total allowance for loan losses to nonperforming loans of 140.37%, compared to 1.10% and 91.64% respectively at June 30, 2013. With this continued trend of improving credit quality and coverage, the Company projects a further reduction of its provision for loan losses which will have a positive impact on future core earnings.

The Company continued to see a positive return on its strategy of attracting additional customers into lower-cost funding accounts while allowing higher-cost funding to run off. From June 30, 2013 to June 30, 2014, its lower-cost funding accounts increased $9.5 million or 4.0%. This higher level of transaction-type accounts contributed to service charges on deposit accounts increasing by $250,000, or 4.71%, on a year-over-year basis as of June 30, 2014. As the Company continues with this focus of attracting a higher level of transactional-based accounts, it is projected this trend of increasing service charges on deposit accounts will continue even with the heightened implementation of the Dodd-Frank Act which could have a limiting effect on the level of revenue realized per account. This potential limitation will be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee based income. Lastly, noninterest expense increased on a year-over-year basis by $43,000 or 0.64%. Without the previously disclosed impairment charge of $152,720 taken in the first quarter of this year relating to a landslide that rendered a bank-owned foreclosed real estate property in a condemned state, non-interest expense would have decreased by $109,000, or 1.62%, for the six months ended June 30, 2014. This reduced figure takes into account ever-increasing health care costs and the opening of the

Company’s new retail banking and training center located on the west-side of the highly appealing St. Clairsville, Ohio market. Our goal is controlling our noninterest expense while continuing to build and strengthen our operational foundation which will lead to future growth, higher levels of core earnings and, ultimately, a higher level of performance. In the first six months of this year, we have successfully met this objective and will continue with this focus in the coming quarters.” Greenwood concluded, “With our new retail and training facility which opened toward the end of the second quarter of 2013, the shifting of lower yielding liquid assets into higher yielding quality loans, the continuing growth in service charge income on deposit accounts, the controlling of our overhead and the potential of a lowering of our loan loss provision, we are projecting continued improvement in our profitability.”

Scott A. Everson, President and CEO stated, “As you know, our mantra in our earnings releases for the past several quarters has centered on the fact that we are managing our balance sheet in a fashion which has caused some ‘short term pain for long term gain’. As stated above, our conservative risk management of keeping our liquidity in lower-yielding, short term investments and not leveraging our investment portfolio by stretching for yield has had somewhat of a limiting effect on our earnings. Even with this reality, we firmly believe that our present posture is the prudent one to take with the anticipation of interest rate increases as the Federal Reserve eases out of its current monetary policy which began this past December with the tapering of its level of asset purchases under its quantitative easing policy (QE). This tapering of asset purchases by the Federal Reserve continues in this year and, it is anticipated, will be finished by year-end. The Fed’s planned finalization of QE coupled with the easing out of its zero interest rate policy (ZIRP), potentially in the short term, could put pressure on interest rates to increase in the not too distant future. At present, we continue to aggressively make loans in our banking communities and resist seeking a higher return by stretching the duration of our investment portfolio until we see rates tied to longer-term investment alternatives, such as the 10 Year U.S. Treasury, reach more normalized historic levels. By investing in longer maturity securities today, we would expose our shareholders to losses in capital and earnings when interest rates normalize upward. As you can see in our financial statements, this conservative investment strategy has helped our Company preserve its book value, which improved on a year-over-year basis from $7.58 to $8.16 and has increased our shareholder’s equity by $3.3 million, or 9.1%, and equity to assets by 1.17% to a level of 9.96% as of June 30, 2014. Over the course of the past year as interest rates moderated slightly upward, some of our peers have seen an erosion of their book values and capital bases due to the losses that have occurred within their investment portfolios as a direct result of their investment strategies that stretched for yield in a lower interest rate environment. We continue to be satisfied with our current strategy of covering our overhead, maintaining a very adequate level of capital and reserves and making our dividend payment which continues to be generous in today’s market with a yield of 3.93% based upon our closing price this past quarter end. We are extremely happy to report that our Company was most recently recognized by American Banker Magazine as one of the top twenty-five publically traded U.S. banks and thrifts with the highest dividend yield in our country… coming in at number sixteen.” Everson concluded, “We continue to project our strategy will be proven right as we have seen within the past year the negative impact rising rates can have on the valuations of investment portfolios, capital bases and book values. In addition, as we shift more of our lower-yielding liquid investments into higher-yielding quality loans and attract a higher level of low costing, fee generating accounts to our Company, we are starting to see a higher level of growth in our earnings. We firmly believe that we will continue to see improving results in the earnings that our Company produces on a core basis in the coming quarters; especially as interest rates reach more normalized levels and we can comfortably leverage our capital by growing our investment portfolio to levels at which we are more historically accustomed. With our focused commitment to remaining disciplined with our strategy and the improving earnings of our Company over the course of the past year, we have seen our market value improve by closing on June 30, 2014 at $8.14, an increase of 12.28% from June 30, 2013. Being a strong and profitable Company in this presently changing banking and economic environment and rewarding our owners with solid growth in their shareholder value continues to be our priority and our long term focus.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $399.0 million and total shareholder’s equity of approximately $39.7 million as of June 30, 2014. Through its single bank charter with its nineteen banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, and Fairfield and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “project,” “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)

For the Three Months Ended June 30,	%
2014	2013	Change
Earnings
Interest Income on loans	$3,716,652	$3,706,081	0.29%
Loan Fees	207,382	266,752	-22.26%
Interest income on securities	210,003	250,085	-16.03%

Total Interest Income	4,134,037	4,222,918	-2.10%
Total interest expense	620,043	794,410	-21.95%

Net interest income	3,513,994	3,428,508	2.49%
Provision for loan losses	216,000	340,019	-36.47%
Net interest income after provision for loan losses	3,297,994	3,088,489	6.78%
Service charges on deposit accounts	701,507	586,555	19.60%
BOLI benefit in excess of surrender value	35,398	—	N/A
Net realized gains on sale of loans	12,441	23,777	N/A
Net realized loss on sale of other real estate and repossessions	—	(15,419)	N/A
Other noninterest income	210,113	201,380	4.34%
Total noninterest income	959,459	796,293	20.49%
Deposit insurance premiums	71,999	74,400	-3.23%
Provision for losses on foreclosed real estate	—	10,340	N/A
Other noninterest expense	3,227,976	3,249,328	-0.66%
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)
Total noninterest expense	3,299,975	3,334,068	-1.02%
Income tax expense	241,939	81,514	196.81%

Net income	$715,539	$469,200	52.50%

Per share
Earnings per common share - Basic	$0.14	$0.10	40.00%
Earnings per common share - Diluted	0.14	0.10	40.00%
Cash dividends paid	0.08	0.07	14.29%
Annualized yield based on quarter end close	3.93%	3.86%	0.07%

Shares Outstanding
Average - Basic	4,851,805	4,802,987	—
Average - Diluted	4,932,020	4,862,910	—

For the Six Months Ended June 30,	%
2014	2013	Change
Earnings
Interest income on loans	$7,403,408	$7,448,618	-0.61%
Loan Fees	413,323	520,838	-20.64%
Interest income on securities	414,430	572,427	-27.60%

Total interest income	8,231,161	8,541,883	-3.64%
Total interest expense	1,246,250	1,624,670	-23.29%

Net interest income	6,984,911	6,917,213	0.98%
Provision for loan losses	432,000	659,047	-34.45%
Net interest income after provision for loan losses	6,552,911	6,258,166	4.71%
Service charges on deposit accounts	1,328,520	1,078,983	23.13%
BOLI benefit in excess of surrender value	35,398	—	N/A
Net realized gains on sale of loans	16,155	50,340	-67.91%
Other noninterest income	416,957	423,044	-1.44%
Total noninterest income	1,797,030	1,552,367	15.76%
Deposit Insurance premiums	136,998	156,440	-12.43%
Provision for losses on foreclosed real estate	162,420	10,340	1470.79%
Other noninterest expense
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)	6,486,222	6,590,998	-1.59%
Total noninterest expense	6,785,640	6,757,778	0.41%
Income tax expense	364,060	118,282	207.79%
Net income	$1,200,241	$934,473	28.44%

Per share
Earnings per common share - Basic	$0.24	$0.20	20.00%
Earnings per common share - Diluted	0.24	0.20	20.00%
Cash dividends paid	0.16	0.14	14.29%
Shares Outstanding
Average - Basic	4,832,847	4,806,244	—
Average - Diluted	4,913,062	4,866,168	—
Common stock, shares issued	5,385,304	5,375,304	—
Shares held as Treasury	10,918	12,496	—
At quarter end
Total assets	$399,020,630	$414,589,078	-3.76%
Total assets (average)	404,307,000	428,358,000	-5.61%
Other real estate and repossessions (“OREO”)	1,379,895	2,349,765	-41.28%
Gross loans	315,396,994	296,071,664	6.53%
Allowance for loan losses	3,131,716	3,267,549	-4.16%
Net loans	312,265,278	292,804,115	6.65%
Non-accrual loans	2,231,041	3,565,448	-37.43%
Loans past due 30+ days (excludes non accrual loans)	2,658,849	2,024,832	31.31%
Net loans charged off	194,229	99,542	95.12%
Average loans	313,426,000	295,455,000	6.08%
Cash and due from Federal Reserve Bank	31,016,733	58,557,818	-47.03%
Average cash and due from Federal Reserve Bank	36,239,000	69,287,000	-47.70%
Securities and other restricted stock	29,659,387	35,102,802	-15.51%
Average securities and other restricted stock	30,303,000	37,972,000	-20.20%
Intangible assets	126,000	245,040	-48.58%
Mortgage servicing asset	79,083	99,710	-20.69%
Total deposits	319,552,574	326,011,556	-1.98%
Non interest bearing demand	66,474,662	67,573,848	-1.63%
Interest bearing demand	110,772,475	101,520,983	9.11%
Savings	69,796,438	68,438,359	1.98%
Time	72,508,999	88,478,366	-18.05%
Advances from the Federal Home Loan Bank	26,840,493	32,254,442	-16.79%
Securities sold under agreements to repurchase	6,577,293	12,228,083	-46.21%
Shareholders’ equity	39,740,475	36,424,416	9.10%
Shareholders’ equity (average)	39,740,000	36,426,000	9.10%
Stock data
Market value - last close (end of period)	$8.14	$7.25	12.28%
Dividend payout ratio	66.67%	70.00%	-3.32%
Price earnings ratio	16.96x	17.26	x	-2.12%
Book value (end of period)	8.16	7.58	7.65%
Market price to book value	99.75%	95.65%	4.29%
Key performance ratios
Return on average assets (ROA)	0.59%	0.44%	0.16%
Return on average equity (ROE)	6.04%	5.13%	0.90%
Net interest margin (federal tax equivalent)	3.85%	3.59%	0.26%
Interest expense to average assets	0.62%	0.76%	-0.14%
Total allowance for loan losses to nonaccrual loans	140.37%	91.64%	48.73%
Total allowance for loan losses to total loans	0.99%	1.10%	-0.11%
Nonaccrual loans to total loans	0.71%	1.20%	-0.49%
Nonaccrual loans and OREO to total assets	0.90%	1.43%	-0.53%
Net charge-offs to average loans	0.12%	0.07%	0.05%
Equity to assets at period end	9.96%	8.79%	1.17%